Exhibit 10.20

EHEALTH, INC.

EXECUTIVE BONUS PLAN

2009

1. Plan Objectives.

•	Reward management for achieving stated business objectives

•	Build long-term stockholder value

•	Provide competitive compensation for senior management

2. Administration. The Compensation Committee of eHealth, Inc. (the “Company”) will administer the Executive Bonus Plan (the “Plan”). The Compensation Committee reserves the right at any time during the fiscal year to modify the Plan in total or in part. This Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Compensation Committee.

3. Eligibility. The Chief Executive Officer of the Company (“CEO”) and other senior management of the Company as nominated by the CEO and approved by the Compensation Committee (collectively, “Participants”) are eligible to participate in this Plan. Participation in the Plan in one year does not imply continued Plan participation in any subsequent year. Participants must be employed at the time of payment to earn any payment under the Plan.

Eligible senior management hired during the Plan year will have their Target Incentive Percentage and Maximum Incentive Percentage set by the Compensation Committee (see Item 5 below). Such Participant’s incentive payout will be pro-rated from the first day of employment; provided that the Compensation Committee determines that the Participant is eligible to participate. Employees hired after September 30, 2009 are not eligible for incentive payout for the 2009 Plan year, unless the Compensation Committee determines otherwise.

4. Term. 12 months, commencing on January 1, 2009 and ending on December 31, 2009.

5. Target Incentive Payout. The Compensation Committee will approve a Target Incentive Percentage and a Maximum Incentive Percentage for each Participant. The incentives under this Plan are expressed as a percentage of annual base salary as of the time the Compensation Committee approves a Participant’s participation in the Plan (the “Annual Salary”). Attached, as Exhibit A, is a schedule of the Annual Salary, Target and Maximum Incentive Percentages and aggregate incentive for each 2009 Plan Participant. The aggregate “Target Incentive Award” for each Participant is equal to that Participant’s Annual Salary multiplied by the Target Incentive Percentage for that Participant.

6. Incentive Determination. Company Performance (CP): 75% of each Participant’s potential Target Incentive Award is based upon achievement of the 2009 Revenue, Non-GAAP Operating Earnings (without stock compensation) and EBITDA (GAAP Operating Income, excluding Stock Compensation and Depreciation and Amortization Expenses) performance goals of the Company (each, a “Goal”) as approved by the Compensation Committee in connection with the adoption of this Plan and subject to adjustment as set forth elsewhere in this Plan. The Revenue Goal, the Non-GAAP Operating Earnings Goal and the EBITDA Goal each comprise 25% of the total potential Target Incentive Award. In order to determine payouts based upon Goal performance achievement between whole percentages, the Compensation Committee shall apply straight-line interpolation.

On-Target Performance Payout. In the event the Company meets one of the foregoing Goals, a Participant shall receive, in connection with the Company achieving that Goal, 25% of the product determined by multiplying the Target Incentive Percentage of the Participant by the Participant’s Annual Salary (a “Goal Target Payout”).

Below 95% Performance. If a Goal is achieved as to less than 95%, there will be no payout for that Goal.

95-99% Performance Payout. If a Goal is achieved at a 95% level, a Participant shall receive, in connection with the partial achievement of that Goal, 25% of the Goal Target Payout. If a Goal is achieved at the 96% level, a Participant shall receive, in connection with the partial achievement of that Goal, 30% of the Goal Target Payout. If a Goal is achieved at the 97% level, a Participant shall receive, in connection with the partial achievement of that Goal, 35% of the Goal Target Payout. If a Goal is achieved at the 98% level, a Participant shall receive, in connection with the partial achievement of that Goal, 40% of the Goal Target Payout. If a Goal is achieved at the 99% level, a Participant shall receive, in connection with the partial achievement of that Goal, 45% of the Goal Target Payout.

Above 100% Performance Payout – 2009 Revenue Goal. Subject to the other provisions of this Plan, for each percent achieved above 100% of the 2009 Revenue Goal, the Participant will receive an additional 5% of the Goal Target Payout for the Revenue Goal (10% for the CEO) up to a maximum additional payment equal to 50% of the Goal Target Payout (100% for the CEO).

Above 100% Performance Payout – 2009 Non-GAAP Operating Earnings Goal. If and only if the 2009 Revenue Goal is achieved at a level of 100% or more, then for each percent achieved above 100% of the 2009 Non-GAAP Operating Earnings Goal, the Participant will receive an additional 2.5% of the Goal Target Payout (5% for the CEO) up to a maximum additional payment equal to 50% (100% for the CEO) of the Goal Target Payout.

Above 100% Performance Payout – 2009 Non-GAAP EBITDA Goal. If and only if the 2009 Revenue Goal is achieved at a level of 100% or more, then for each percent achieved above 100% of the 2009 EBITDA Goal, the Participant will receive an additional 2.5% of the Goal Target Payout (5% for the CEO) up to a maximum additional payment equal to 50% (100% for the CEO) of the Goal Target Payout.

Individual Performance (IP): In addition to the portion of the Target Incentive Award based upon Company performance, Participants are eligible to earn up to 25% of their Target Incentive Award based upon individual performance. In the event of a Participant’s superior performance, the Compensation Committee, in its sole discretion, may approve an additional payout to a Participant related to that Participant’s individual performance such that the total incentive paid to the Participant related to the Participant’s individual performance is up to 25% of the product determined by multiplying the Maximum Incentive Percentage of the Participant by the Participant’s Annual Salary. The Compensation Committee is not obligated to treat Participants equally with respect to this additional payout and may pay one or more Participants an additional amount and other Participants no additional amount. The Compensation Committee will determine the performance of the Plan participants, with input from the CEO on participants other than the CEO. The determination of individual performance is discretionary.

The Company must be profitable on an operating basis (excluding non-cash charges) for a Participant to qualify for their maximum payout under the Plan for individual performance or for any specific Goal. If the Company is not profitable on an operating basis (excluding non-cash charges), the maximum possible payout for individual performance or the achievement of any particular Goal shall be no more than 25% of the Participant’s Target Incentive Award.

The 2009 Revenue Goal, Non-GAAP Operating Earnings Goal and EBITDA Goal and performance may exclude, at the Compensation Committee’s sole discretion, (i) the effect of mergers and acquisitions closing in 2009 (if any), (ii) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the Compensation Committee to be extraordinary or non-recurring in its sole discretion, and (iii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.

7. Payment. Payments under the Plan will be made following the release of the Company’s earnings to the public, but in no event later than March 15, 2010. The Compensation Committee must approve all executive officer incentive awards prior to payment. All Plan payments will be made net of applicable withholding taxes.

8. Employment at Will. The employment of all employees at eHealth is terminable at any time by either party, with or without cause being shown or advance notice by either party. This Plan shall not be construed to create a contract of employment for a specified period of time between eHealth and any employee.

9. Entire Agreement. This Plan is the entire agreement between eHealth and the eligible employees regarding the subject matter of this Plan and supersedes all prior bonus compensation or bonus incentive plans or any written or verbal representations regarding the subject matter of this Plan.

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EXHIBIT A

Salaries, Incentives and Incentive Percentages for 2009 Plan Participants

	SALARY	TITLE	INCENTIVE %		INCENTIVE $
OFFICERS			TARGET	MAX	TARGET	MAX
Lauer, Gary	$400,000	CEO	65%	130%	$260,000	$520,000
Huizinga, Stuart	$255,000	CFO	60%	90%	$153,000	$229,500
Hurley, Robert	$193,800	SVP	60%	90%	$116,280	$174,420
Telkamp, Bruce	$275,400	EVP	60%	90%	$165,240	$247,860
Wang, Sheldon	$275,400	CTO	60%	90%	$165,240	$247,860
Sanborn, Scott	$275,000	CMO	60%	90%	$165,000	$247,500